EMPLOYMENT AGREEMENT

THIS AGREEMENT (the "Agreement") is being made effective as of the 21st day of July, 1999 between CHYRON CORPORATION, a New York corporation (the "Company"), having its principal offices at 5 Hub Drive, Melville, New York 11747, and ROGER HENDERSON ("Henderson") an individual residing at Hollytree Cottage, Swallowfield Street, Swallowfield, Berks, United Kingdom.

W I T N E S S E T H:

WHEREAS, Henderson is currently employed pursuant to a Service Agreement by and among the Company, Pro-Bel Limited ("Pro-Bel") and Henderson, dated January 4, 1999 (the "Service Agreement"); and

WHEREAS, the Company desires to employ Henderson as its President and Chief Executive Officer, and Henderson desires to become the Company's President and Chief Executive Officer, subject to and upon the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual premises and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Nature of Employment; Term of Employment. (a) The Company hereby agrees to employ Henderson and Henderson agrees to serve the Company as its President and Chief Executive Officer, upon the terms and conditions contained herein, for a term commencing on June 10, 1999 (the "Commencement Date") and continuing until the second anniversary date of the Commencement Date (the "Initial Termination Date"). This Agreement shall automatically renew for a one year period (the tifies the other in writing on or before 90 days prior to the Initial Termination Date that it desires not to renew this Agreement for the Renewal Term. The period during which Henderson is employed by the Company pursuant to this Agreement (including the Renewal Term) shall be referred to herein as the "Employment Term."

(b) The Service Agreement shall terminate as of the Commencement Date without any liability on the part of the Company to Henderson under such agreement. All rights, liabilities and obligations of the parties shall henceforth be determined solely in accordance with the Agreement.

(c) In addition, the Company agrees to renominate Henderson as a member of the Board of Directors of the Company and each of its subsidiaries, and to each of the key committees thereof, except for the Company's Audit Committee and Compensation and Stock Option Committee (the "Compensation Committee") for so long as he is the Chief Executive Officer of the Company.

(d) Until Henderson has obtained appropriate immigration status for the United States, he shall be paid by Pro-Bel, but shall be subject to the terms and conditions of the Agreement.

2. Duties and Powers as Employee.

(a) During the Employment Term, Henderson shall be employed by the Company as President and Chief Executive Officer, which position is, and shall remain at all times during the Employment Term, the senior executive officer position of the Company. Henderson shall devote his full working time to his duties as President and Chief Executive Officer of the Company. In performance of his duties, Henderson shall report directly to and be subject to the direction of the Board of Directors of the Company. As President and Chief Executive Officer, Henderson shall have all the responsibilities, duties and authority as are generally associated with the position of President and Chief Executive Officer of a public company, including full executive power over, and responsibility for, managing, directing, and supervising all aspects of the business of the Company worldwide. The Chief Executive Officer shall also be responsible for developing the business plan and objectives of the Company and managing the execution of such plan.

(b) Henderson shall be based and shall carry out his duties from primarily a principal executive office of the Company located in Melville, New York, once his immigration status has been clarified. As President and Chief Executive Officer, Henderson shall travel in accordance with the reasonable needs of the business which shall require him to conduct business for the Company in various locations including, without limitation, London and such other locations as he deems necessary. When traveling by airplane, Henderson shall be entitled to fly no less than business class.

3. Compensation.

(a) As compensation for his services hereunder, the Company shall pay Henderson, during the Employment Term, a salary (the "Base Salary") payable in equal semi-monthly installments at the annual rate of $280,404 (which as of June 10, 1999 is equal to 175,000 pounds Sterling). Effective on each anniversary of the Commencement Date during the Employment Term, Henderson's Base Salary shall be increased to reflect increases in the Urban Consumer Price Index for all Urban Consumers for the New York metropolitan area (or any successor Consumer Price Index), based on data published by the Bureau of Labor Statistics of the United States Department of Labor for the period that corresponds with the preceding twelve month period. In addition, Henderson shall be eligible for such further increases in the Base Salary as may be determined in the sole discretion of the Compensation Committee.

(b) In addition to the Base Salary, and subject to the discretion of the Compensation Committee, Henderson shall receive, as incentive compensation, an annual bonus (the "Incentive Bonus") of up to fifty percent (50%) of the Base Salary based upon achievement of objective targeted performance goals (the "Target Goals") determined each year by the Compensation Committee in consultation with Henderson. The Compensation Committee, in its sole discretion, may increase the amounts payable to Henderson as an Incentive Bonus upon his exceeding the Target Goals. The Incentive Bonus shall be paid to Henderson within thirty (30) days after completion of the Company's annual audit.

(c) The Company hereby grants Henderson options (the "Options") to purchase 300,000 shares of common stock of the Company, par value, $.01 per share (the "Common Stock"), with an exercise price equal to the closing price for a share of Common Stock as reported on the New York Stock Exchange ("NYSE") for June 10, 1999. The Options shall be treated as incentive stock options to the extent permitted by law and the remainder shall be treated as non-incentive stock options. The Options shall vest 1/3 upon the Commencement Date, 1/3 on the 12 month anniversary of the Commencement Date and the remaining 1/3 on the 24 month anniversary of the Commencement Date. The Options shall have a term of ten (10) years from the date of grant. The Options shall be subject to the terms of the Company 1999 Stock Option Plan (the "Plan") and shall be memorialized in a stock option grant certificate to be issued by the Company.

(d) Notwithstanding any provision of the Company's Plan to the contrary, any unvested portions of the Options shall become immediately and fully vested to the extent provided in Sections 9 and 10 below. The Company shall maintain the effectiveness of a Registration Statement on Form S-8 with respect to the shares underlying the Options and shall facilitate a cashless exercise procedure with respect to such options.

4. Expenses; Vacation; Insurance; Other Benefits.

(a) Henderson shall be entitled to reimbursement for reasonable travel and other out-of-pocket expenses reasonably incurred in the performance of his duties hereunder, upon submission and approval of written statements and bills in accordance with the then regular procedures of the Company. The Company acknowledges that the duties of President and Chief Executive Officer will necessitate Henderson traveling regularly between New York, London, Europe, the Pacific Rim, and other areas where the Company conducts or intends to conduct business, and will reimburse Henderson for all costs and expenses reasonably incurred in connection therewith.

(b) Henderson shall be entitled to twenty-five days (25) days paid vacation time per annum.

(c) The Company shall provide Henderson with appropriate housing near the principal offices of the Company during the Employment Term which may be used by other employees of the Company when appropriate. It is intended that this provision shall not result in any additional taxation for Henderson and if it does then the Company shall pay Henderson a gross-up payment necessary to cover any tax liability he incurs.

(d) So long as Henderson is employed by the Company, the Company shall lease two automobiles for Henderson's exclusive use in the United States and in England. The Company shall pay for all rental, maintenance, operating and insurance costs and taxes for such automobiles.

(e) Henderson shall be entitled to participate in all employee benefit plans, programs and arrangements of the Company now or hereafter made available to senior executives of the Company (including, without limitation, each retirement plan, supplemental and excess retirement plans, annual and long-term incentive compensation plans, stock option and purchase plans, group life insurance, accident and death insurance, medical and dental insurance, sick leave, pension plans, disability plans and fringe benefit plans) on a basis which is no less favorable than is made available to any other senior executives of the Company.

(f) The Company shall pay for two (2) round trip airline flights, business class, for Henderson's wife and two (2) children between the United States and Henderson's home in England, each calendar year during the Employment Term. If Henderson does not use all of such flights in any calendar year then the unused flight shall accrue and be usable the following year or years.

(g) Henderson shall remain a member of the Pro-Bel's non-contributory pension plan subject to the rules of such plan and applicable law.

(h) With respect to all benefits described in Section 4 hereof, Henderson and the Company acknowledge that Henderson is entitled to receive a no less favorable benefits package than he currently has through Pro-Bel Limited and if it is subsequently determined that Henderson cannot receive the benefits set forth above, then the Company and Henderson agree to negotiate a suitable substitute benefits package that provides equivalent value.

5. Representations and Warranties of Employee. Henderson represents and warrants to the Company that (a) as of the Commencement Date, Henderson is under no contractual or other obligation which is inconsistent with the execution of this Agreement, the performance of his duties hereunder, or the other rights of the Company hereunder, and (b) Henderson is under no physical or mental disability that would hinder his performance of duties under this Agreement.

6. Non-Competition.

(a) Henderson agrees that he will not: (i) during the period he is employed by the Company engage in, or otherwise directly or indirectly be employed by, or act as a consultant or lender to, or be a director, officer, employee, owner, member or partner of, any other business or organization that is or shall then be competing with the Company, and (ii) for a period of one (1) year after he ceases to be employed by the Company, directly compete with or be engaged in the same business as the Company (collectively, "Competing Business"), or be employed by, or act as consultant or lender to, or be a director, officer, employee, owner, member or partner of any business or organization which, at the time of such cessation, is a Competing Business, except that in each case the provisions of this Section 6 will not be deemed breached merely because (x) Henderson owns not more than five percent (5%) of the outstanding common stock of a corporation, if, at the time of its acquisition by Henderson, such stock is listed on a national securities exchange, is reported on NASDAQ, or is regularly traded in the over-the-counter market by a member of a national securities exchange, (y) Henderson is a passive investor in any fund in which he has no investment discretion, or (z) Henderson is a senior executive at a company whose business lines include a Competing Business, provided that Henderson has broad management responsibilities of a senior executive at such company over the overall business operations and is not employed to run the Competing Business. The parties acknowledge that the Company's business operates globally. Accordingly, this limitation shall also apply globally. This limitation on subsequent activities shall terminate if the Company voluntarily files for a Chapter 7 liquidation proceeding under the United States Bankruptcy Code or any similar proceeding or process under Federal or state laws.

(b) It is the intent of the parties to this Agreement that the provisions of this Section 6 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provisions or portions of this Section 6 shall be adjudicated to be invalid or unenforceable, such provisions or portion thereof shall be deemed amended to the minimum extent necessary to render such provision or portion valid and enforceable, such amendment to apply only with respect to the operation of such provisions or portions in the particular jurisdiction in which such adjudication is made.

(c) The parties acknowledge that damages and remedies at law for any breach of this Section 6 will be inadequate and that the Company shall be entitled to specific performance and other equitable remedies (including preliminary and permanent injunctive relief and temporary restraining order or their equivalents) and such other relief as a court or tribunal may deem appropriate in addition to any other remedies the Company may have.

7. Patents; Copyrights. Any interest in patents, patent applications, inventions, copyrights, developments, and processes ("Such Inventions") which Henderson now or hereafter during the period he is employed by the Company may own or develop relating to the fields in which the Company may then be engaged shall belong to the Company; and forthwith upon request of the Company, Henderson shall execute all such assignments and other documents and take all such other action as the Company may reasonably request in order to vest in the Company all his right, title, and interest in and to Such Inventions, free and clear of all liens, charges and encumbrances. The Company will reimburse Henderson for any reasonable fees and expenses (including fees and expenses of counsel) incurred by Henderson in connection with executing such assignments and documents and taking any such action at the request of the Company.

8. Confidential Information. All confidential information which Henderson may now possess or may obtain during the Employment Term relating to the business of the Company shall not be published, disclosed, or made accessible by him to any other person, firm, or corporation during the Employment Term or any time thereafter without the prior written consent of the Company; provided that the foregoing shall not apply to information which is not unique to the Company or which is generally known to the industry or the public, other than as a result of Henderson's breach of this covenant, and shall not preclude Henderson from disclosing any such information to the extent such disclosure is required by law, disclosure would in the reasonable judgment of Henderson be in the best interest of the Company or is reasonably necessary in order to defend Henderson or to enforce Henderson's rights under this Agreement in connection with any action or proceeding to which the Company or its affiliates is a party. Henderson shall return all tangible evidence of such confidential information to the Company prior to or at the termination of his employment.

9. Termination.

(a) If on or after the Commencement Date and prior to the end of the Employment Term, Henderson is terminated by the Company without cause, he shall be entitled to receive the greater of his (i) Base Salary for a period of twelve (12) months following the date of termination and (ii) the remainder of the Employment Term; this amount shall be paid in equal semi-monthly installments during the relevant period following the date of termination. In addition, all Options that have not vested as of the date of termination shall immediately vest as of such date. Furthermore, the Company shall also continue to maintain for Henderson all benefits provided under this Agreement for the remaining term of the Agreement, and shall pay in a lump sum, within five (5) business days following the date of termination (x) any accrued but unpaid compensation to the date of termination, and (y) any previously incurred but unreimbursed business expenses.

(b) Notwithstanding anything herein contained, if on or after the date hereof and prior to the end of the Employment Term, Henderson is terminated "For Cause" (as defined below) then the Company shall have the right to give notice of termination of Henderson's services hereunder as of a date to be specified in such notice, and this Agreement shall terminate on the date so specified. Termination "For Cause" shall mean that Henderson shall: (i) be convicted of a felony crime, (ii) willfully commit any act or willfully omit to take any action in bad faith and to the material detriment of the Company, (iii) intentionally violate the federal securities laws and such violation cannot be corrected and such action was not with the advice of the Company's securities counsel, (iv) commit an act of active and deliberate dishonesty or fraud against the Company, (v) fail to follow a reasonable instruction of the Board of Directors which results in a material detriment to the Company, or (vi) willfully breach any material term of this Agreement and fail to correct such breach within ten (10) days after receipt of written notice thereof. In the event that this Agreement is terminated "For Cause", then Henderson shall be entitled to receive an amount, payable in a lump sum within five (5) business days following from the date of termination, equal to the sum of (i) any accrued but unpaid compensation to the date of termination, and (ii) any previously incurred but unreimbursed business expenses and other amounts due under Section 4 of this Agreement through the date of termination. All Options which have not vested as of the date of termination shall be canceled.

(c) In the event that Henderson shall be physically or mentally incapacitated or disabled or otherwise unable fully to discharge his duties, with or without reasonable accommodations, hereunder for a period of six (6) consecutive months, then this Agreement shall terminate upon thirty (30) days' written notice to Henderson, and no further compensation shall be payable to Henderson, except that Henderson shall be entitled to receive an amount, payable in a lump sum payment within five (5) business days following the date of termination, equal to the sum of (i) any accrued but unpaid compensation to the date of such termination, and (ii) any previously incurred but unreimbursed business expenses and other amounts due under Section 4 of this Agreement through the date of termination. The Options which have not vested by the date of termination shall be canceled. Henderson shall also be entitled following such termination to receive payments provided under the disability program and insurance policies required under Section 4 hereof.

(d) In the event that Henderson shall die, then this Agreement shall terminate on the date of Henderson's death, Henderson's estate shall be entitled to receive hereunder an amount, payable in a lump sum within five (5) business days following the date of termination, equal to the sum of (i) any accrued but unpaid compensation to the date of termination, and (ii) any previously incurred but unreimbursed business expenses and other amounts due under Section 4 of this Agreement through the date of termination. Henderson's family shall be entitled to continued participation in the Company's group health plans on the same basis made available to Henderson's family hereunder during his lifetime for a period of one year from the date of termination. The Options which have not vested by the date of termination shall be canceled.

(e) If Henderson's employment with the Company shall terminate as a result of the Company's election not to extend the Agreement beyond the Initial Termination Date as provided for Section 1 hereof or the Renewal Term expires without the Company offering to extend the Agreement on terms no less favorable then set forth herein at the end of such term, then Henderson shall be entitled to receive his Base Salary at such time for twelve (12) months payable in accordance with Company's payroll policy, at such time, subject to mitigation.

10. Change-of-Control.

(a) In the event there is a Change-of-Control of the Company, as defined below, and Henderson is terminated within one year thereafter, then all payments to be paid under this Agreement, both those accrued and unpaid and those to accrue over the remainder of the Employment Term, shall accelerate and become immediately due and payable to Henderson and all Options that have not vested shall immediately vest. "Change-of-Control" shall mean:

(i) any "person" as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (other than a current stockholder that owns 5% or more of the Company's outstanding common stock or an affiliate of such 5% or greater stockholder (collectively, the "Controlling Shareholders") and other than the Company, any trustee, or other fiduciary holding securities under any employee benefit plan of the Company) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities;

(ii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iii) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of, or the Company sells or disposes of, all or substantially all of the Company's assets.

(b) If any amount payable or other benefit receivable by Henderson hereunder or under any other agreement or arrangement with the Company or its affiliates is deemed to constitute a "Parachute Payment" (which, for this purpose, shall mean any payment deemed to constitute a "Parachute Payment" as defined in section 280G of the Internal Revenue Code of 1986 (the "Code"), alone or when added to any other amount payable or paid to or other benefit receivable or received by Henderson which is deemed to constitute the Parachute Payment, and would result in the imposition on Henderson of an excise tax under section 4999 of the Code or any successor statute or regulation, then, in addition to any other benefits to which Henderson is entitled under this Agreement, Henderson shall be paid by the Company an amount (the "Gross-Up Amount") in cash equal to the sum of the excise taxes (and any associated interest and penalties) payable by Henderson by reason of receiving the Parachute Payments plus the amount necessary to put Henderson in the same after-tax position as if no such excise taxes, interest and penalties under section 280G of the Code had been imposed with respect to the Parachute Payment. Whether a payment or benefit results in the imposition of an excise tax and the amount of any payment under this Section 10(b) shall be determined by a nationally recognized certified public accounting firm designated by the Company. All fees and expenses of such accounting firm shall be paid by the Company. Payment of the Gross-Up Amount shall be made when any such amount is required to be paid to the Internal Revenue Service or other appropriate taxing authority.

11. Survival. The covenants, agreements, representations, and warranties contained in or made pursuant to this Agreement shall survive Henderson's termination of employment, irrespective of any investigation made by or on behalf of any party.

12. Modification. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements between them concerning such subject matter, and may be modified only by a written instrument duly executed by each party.

13. Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, or delivered against receipt to the party to whom it is to be given at the address of such party set forth in the preamble to this Agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 13). If notice is given to the Company then a copy, which shall not constitute notice, shall be delivered to Camhy Karlinsky & Stein LLP, 1740 Broadway, 16th Floor, New York, New York 10019, Attention: Robert S. Matlin, Esq. Notice to the estate of Henderson shall be sufficient if addressed to Henderson as provided in this Section 13. Any notice or other communication given by certified mail shall be deemed given at the time of certification thereof, except for a notice changing a party's address which shall be deemed given at the time of receipt thereof.

14. Legal Fees. In the event a dispute arises between the Company and Henderson which is resolved either through arbitration or the judicial process, then the court or the arbitration panel may award to the winning party such party's reasonable attorneys' fees and expenses incurred in connection with the dispute from the losing party.

15. Waiver. Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

16. Binding Effect. Henderson's rights and obligations under this Agreement shall not be transferable by assignment or otherwise, such rights shall not be subject to encumbrance or the claims of Henderson's creditors, and any attempt to do any of the foregoing shall be void. The provisions of this Agreement shall be binding upon and inure to the benefit of Henderson and his heirs and personal representatives, and shall be binding upon and inure to the benefit of the Company and its successors and its assigns.

17. Arbitration of All Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof, shall be settled by arbitration, before one arbitrator, held in the City of New York in accordance with the rules of the American Arbitration Association. The arbitrator may award the successful party recovery of its costs, including reasonable attorneys' fees. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

18. Headings. The headings in this Agreement are solely for the convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

19. Counterparts; Governing Law. This Agreement may be executed in any number of counterparts (and by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to such state's rules governing the conflicts of laws.

20. Entire Agreement. No representations, oral or written, have been made regarding the subject matter hereof other than those explicitly provided in this Agreement and Henderson acknowledges that he has not relied on any oral or written representations not explicitly contained herein in executing this Agreement.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

CHYRON CORPORATION

By:

Name: Michael Wellesley-Wesley

Title: Chairman

ROGER HENDERSON